UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No .   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

SOUTHWEST AIRLINES CO.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On September 26, 2024, Southwest Airlines Co. (the “Company”) hosted its Investor Day and provided details on the Company’s transformation plan. The transcript of the Investor Day presentation, published on September 30, 2024 to the Company’s Investor Relations website, is attached as Exhibit 1.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

The Company, each of its Directors (namely, Gary C. Kelly, Robert E. Jordan, William H. Cunningham, Ph.D., Lisa M. Atherton, David W. Biegler, J. Veronica Biggins, Roy Blunt, Douglas H. Brooks, Eduardo F. Conrado, Robert L. Fornaro, Rakesh Gangwal, Thomas W. Gilligan, Ph.D., David P. Hess, Elaine Mendoza, Christopher P. Reynolds, and Jill A. Soltau) and one of its executive officers (namely, Tammy Romo, Chief Financial Officer) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s Shareholders in connection with the matters to be considered at the Shareholder Meeting. Information about the compensation of our named executive officers and our non-employee Directors is set forth in the sections titled “Compensation of Executive Officers” and “Compensation of Directors” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2024 Annual Meeting of Shareholders, filed on April 5, 2024 (the “2024 Definitive Proxy”), commencing on pages 28 and 64, respectively, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Management” in the Company’s 2024 Definitive Proxy on page 27 and  is available here, and as updated in the filings referenced below. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on May 2, 2024 for Mr.  Kelly (available here); May 16, 2024 for Dr.  Cunningham (available here); May 16, 2024 for Ms.  Atherton (available here); May 16, 2024 for Mr.  Biegler (available here); May 16, 2024 for Ms.  Biggins (available here); May 16, 2024 for Mr.  Blunt (available here); May 16, 2024 for Mr.  Brooks (available here); May 16, 2024 for Mr.  Conrado (available here); August 1, 2024 for Mr.  Gangwal (available here); May 16, 2024 for Dr.  Gilligan (available here); May 16, 2024 for Mr.  Hess (available here); May 16, 2024 for Ms.  Mendoza (available here); May 16, 2024 for Mr.  Reynolds (available here); and May 16, 2024 for Ms.  Soltau (available here). Such filings are available on the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Management” of the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Shareholder Meeting.

Exhibit 1

Southwest Airlines Co. NYSE:LUV

Analyst/Investor Day

Thursday, September 26, 2024 3:30 PM GMT

COPYRIGHT © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	1

Contents

Table of Contents

Call Participants	3
Presentation	4
Question and Answer	21

COPYRIGHT © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	2

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Call Participants

EXECUTIVES

Andrew M. Watterson
Chief Operating Officer

Julia Landrum
Vice President of Investor Relations

Robert E. Jordan
President, CEO & Vice Chairman of the Board

Ryan C. Green
Executive Vice President of Commercial	Michael John Linenberg
Transformation	Deutsche Bank AG, Research Division

Tammy Romo	Savanthi Nipunika Prelis-Syth
Executive VP & CFO	Raymond James & Associates, Inc.,
Research Division
ANALYSTS
Scott H. Group
Brandon Robert Oglenski	Wolfe Research, LLC
Barclays Bank PLC, Research Division
Sheila Karin Kahyaoglu
Catherine Maureen O’Brien	Jefferies LLC, Research Division
Goldman Sachs Group, Inc., Research
Division	Thomas John Fitzgerald
TD Cowen, Research Division

Conor T. Cunningham
Melius Research LLC

David Scott Vernon
Sanford C. Bernstein & Co., LLC.,
Research Division

Duane Thomas Pfennigwerth
Evercore ISI Institutional Equities,
Research Division

Jamie Nathaniel Baker
JPMorgan Chase & Co, Research
Division

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	3

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Presentation

Julia Landrum

Vice President of Investor Relations

All right. Good morning, everyone. It’s great to see so many familiar faces out there. For those of you I haven’t met, I’m Julia Landrum, Vice President of Investor Relations at Southwest. On behalf of our entire team, it’s my pleasure to wish you a warm Texas welcome to Southwest Airlines 2024 Investor Day. We appreciate you all joining us here in Dallas today as we share more detail about our plan for the company’s next phase of transformation, Southwest. Even Better.

Before I get started, I’d like to recognize and appreciate the amazing Southwest Airlines Investor Relations team, Kailan Wagler, Lauren Yett and Lenel Jefferis. Also I’d like to thank the countless cohorts and our partners who work so hard to make today happen. As you likely saw, we filed our presentation slides this morning and a release, both attached to our 8k.

And I’ll just quickly mention that our remarks today will have forward-looking statements. Those are based on our intentions. They are not guarantees of future performance, and a variety of factors could cause actual results to differ materially, and also we’ll make reference to non-GAAP results. So please see the presentation and the Investor Relations website for more information.

It’s an exciting time for Southwest as we continue to evolve the business, and we’ve a lot to cover this morning. So let me provide some details for the day. In a moment, you’ll hear from Bob Jordan, our CEO, as he provides an overview of our Southwest. Even Better. Plan. Next, Andrew Watterson, Chief Operating Officer, will update you on our tactical action plan to drive revenue and profitability. You will then hear more detail about our exciting plans to transform our customer value proposition from Ryan Green, Executive Vice President, Commercial Transformation. Tammy Romo, EVP and Chief Financial Officer, will provide you a financial update.

After Bob wraps us up, we’ll take a short break and the live feed of the webcast will be paused while we have launch. We’ll then reconvene for Q&A panel around 11:50 a.m. Central.

And with that, I’ll turn it over to our CEO, Bob Jordan, to kick us off.

Robert E. Jordan

President, CEO & Vice Chairman of the Board

Thanks, Julia. And we did work the weather, so it’s not 100 degrees here. Are you appreciative? Well, please you should be. It’s warm in Dallas. But hey, thanks, and good morning, everybody. It’s — for those of you that are here with us in Dallas, it’s great to host you at our home. I also want to welcome everybody that’s participating online. We appreciate you taking the time to do that. We are very excited to walk you through the actions we’re taking to continue modernizing and transforming the business and drive financial returns.

What we’ll share today is the most transformational plan we have ever had, but it’s very intentional. It builds on our strong foundation, our business model and our culture. The plan includes a robust set of tactical and strategic initiatives and includes elements that are uniquely available only to Southwest Airlines. The plan is capital efficient and supports achieving our financial goal of ROIC well above our cost of capital by 2027.

Everything we do is centered on data-driven research of what customers want and what they expect. By the end of the day, our goal is for you to have a clear understanding of the plan, how it creates significant value, how we will measure and report on progress and for you to share our confidence that we have the right plan and the right team. We’re laser-focused on execution and positioned to create tremendous value for shareholders.

Herb once said, we have a strategic plan. It’s called doing things. And today, we want to see that we are taking deliberate action. We are changing very rapidly, all the while staying true to the core values that have made Southwest a disruptor and leader for decades.

But upfront, I want to acknowledge that recent financial performance is not up to your or to my expectations. We’ve been affected by a lot of factors, some external, but many of those controllable as well. I want to be clear that we own those challenges, and the plan we’re implementing is designed to ensure that we are positioned to navigate them and emerge even stronger. So I’ll go through just a few of those.

Starting with Boeing. It’s no secret that Boeing’s delivery delays have created significant issues for us. It is very difficult to run a business with continuous recurring and close-in planning challenges. Boeing has delivered very few MAX aircraft on time, and we, of course, are still waiting on the MAX 7 certification, and those issues continue. We’ve taken dramatic steps to mitigate the operational risk from future Boeing delays by significantly curbing our growth and arresting our hiring.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	4

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

All growth through 2026 will come from efficiency initiatives, like turn improvement and redeyes. This, combined with essential only hiring will allow us to eliminate our current Boeing driven overstaffing drag in 2025. With the exception of our pilots, we’re able to mitigate the vast majority of our current overstaffing through voluntary leave programs. And we continue to expect to end this year with head count down 2,000 and expect to end 2025 with head count down again.

Additionally, past financial issues caused by Boeing delivery delays and other Boeing issues have largely been resolved through the application of credits on future deliveries. While that settles the issue, it effectively creates a significant pool of value that is trapped in our fleet and order book. While the growth targets have come down and therefore, so have the number of aircraft required, we intend to fully, and I mean fully liberate the significant value in our existing fleet and order book, and Tammy will cover that later.

Coming out of the pandemic, we experienced labor shortages and that caused staffing swings. And we negotiated new contracts with our unions for every major work group. And as of this month, we have now provided new contracts for all 12 of our labor groups. These contracts have brought significant market-driven inflationary pressure, but they also provide years of labor rate certainty.

Customers have also traveled different following the pandemic, impacting the optimization of our network. And as you know, customer preferences have changed. Andrew will cover tactical changes already underway to address these challenges, and Ryan will share transformational changes underway to meet customer preferences.

Additionally, we experienced an operational disruption following Winter Storm Elliott in December of 2022. We have very successfully executed on a wide-ranging operations modernization plan that’s allowing us to achieve industry-leading domestic operational reliability with the best year-to-date completion factor of any major airline.

Our model is not broken, but it is in need of continued calibration and enhancement. We are not producing the financial returns that we are capable of delivering, and we appreciate the valuable and candid feedback on our performance and our path forward that our many shareholders have provided us. We hear you, and we are moving urgently and deliberately to evolve and transform.

In fact, our sole focus is on returning Southwest to prosperity and generating value for all shareholders. I understand fully that we cannot take care of our other stakeholders if we don’t produce the required returns. I am accountable to the plan. I am accountable for delivering against the specific targets that we are communicating today. And I promise you, our Board is fully focused on their duty to hold me accountable for the same. And accordingly, our ROIC targets are the key consideration in our long-term performance-based incentive plans.

Over the past several years, the Board is focused on ongoing refreshment to ensure the right mix of skills and experience to oversee the execution of our plan. That includes the recent additions of Lisa Atherton, President and CEO of Bell; and Rakesh Gangwal, the Founder and former CEO of IndiGo Airlines. And this morning, the company announced the appointment of Bob Fornaro to the Board of Directors. Bob is an industry expert who was the CEO of AirTran and Spirit, has recently served as an adviser to Southwest. And in that role, he provided scrutiny of and made contributions to the plan that we present today.

Southwest is a special place. We have a unique business model and culture that sets us apart from any other airline, from any other company in the world. We’ve been challenged by a variety of factors in recent years, but our strengths endure and the culture remains strong. We are now positioned with an improving backdrop, and we have a comprehensive and transformative 3-year plan that both builds on the unique business model and preserves the strong culture, and that’s what we mean when we say Southwest. Even Better.

Our iconic brand was built on the values instilled by our legendary founders, Herb Kelleher and Rollin King, who democratized the skies and the Late Colleen Barrett, our President Emeritus, who lived the Southwest way values every single day.

Our culture is at the heart of who we are, and it has real business impact, empowering our people to deliver unrivaled hospitality and create tremendous value for both customers and shareholders. The Southwest business model has stood the test of time.

Since the deregulation in 1978, over 100 airlines have gone into bankruptcy and of course, many, many never came out. Our model is deliberate and reinforcing, hire the right people and empower them to deliver an efficient operation, provide attractive offerings to our customers, low fares, convenient flights and industry-leading customer service, drive customer loyalty and grow share of wallet and generate, of course, returns for our shareholders. All of this allows us the ability to invest back in our people and the business, and ultimately, that cycle perpetuates itself.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	5

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Despite the recent interruption, this formula for success has allowed us to work through difficult circumstances and 47 consecutive years of profitability. The model is still valid despite recent challenges, and we are going to lay that out for you today. Everything we do starts with our terrific people and our culture. And I know almost every company tries to make that claim. But for Southwest, it is true, and I hope you get a chance to experience that today here in the headquarters and in the airports and on your flights as you travel home, which, of course, you’re traveling home on Southwest, of course, right?

Okay. This includes our — as you know, our efficient operation is supported by qualities that are unique to Southwest. And this includes our point-to-point network, nonstop service, exclusive use of the Boeing 737, direct-to-consumer booking and, of course, great prices and legendary customer service. We make choices every single day that set us apart from other carriers and compound to create strategic advantages that propel our model.

In the past few years, every airline has experienced significant inflationary cost pressures, which have resulted in unit cost escalation. We, of course, experienced those same market-driven pressures, particularly from higher contractual labor rates. But on a relative basis, however, we have been able to maintain our overall relative cost position in the industry. Further, our unique set of customer-friendly policies continue to differentiate Southwest from the pack, and they are critical to our ability to win and to retain customers.

We are passionate about those policies, in particular, 2 bags fly free, which I will cover in a moment, not only because they’re part of our history, but because our extensive data-driven research, which we recently updated shows that they are the right economic choice, driving sustained revenue through customer loyalty and repeat business. Combining these policies with the strength of our domestic network has resulted in sustained market leadership. No one has a stronger domestic network than Southwest. And I’m very proud to be the top airline for passengers carried in nearly half of the United States’ 50 largest metro areas.

And of course, the business model and conservative financial approach allowed us to build and maintain a strong balance sheet, second to none in the industry. We’re investment grade rated by all 3 rating agencies and have been for over 30 years. Even following a global pandemic, we are in a net cash position.

In addition to that strong validation, I’m also pleased with what we see in macro and industry trends. So switching gears, let me share you — share with you my perspective on why I feel the backdrop is constructive.

If you look at the macro picture, U.S. GDP grew following the pandemic fueled by inflation, and that inflation appears to be stabilizing, and the outlook for GDP growth remains healthy, providing more certainty. Air travel demand fell off significantly during the pandemic, but has since normalized as a percent of spend and GDP, and this travel recovery, when combined with a healthy economic outlook provides a constructive backdrop for travel trends that Andrew will cover here in a moment.

Additionally, industry capacity has moderated significantly over the past year, and we at Southwest are doing our part to reduce capacity in line with those demand trends. Our capacity will be down year-over-year in the fourth quarter, and we have committed to grow at or below economic growth rates of flat to 3% until we cover our cost of capital. But now I expect annual capacity growth in 2025, 2026 and 2027 to be in the 1% to 2% range. In addition to our own growth targets, we expect production issues at Boeing and issues related to the geared turbofan to continue to act as a constraint on industry growth for years to come.

Finally, our network puts us in a strong position, to outperform given our position as the airline of choice across the Sun Belt, where both GDP and population growth are expected to continue to outpace the rest of the country. Not all capacity is created equally, and U.S. population trends are favorable to our geographic points of strength. And while I am very encouraged by industry and macro conditions, we have not, I repeat, we have not built those potential tailwinds into our plan that you’ll see today.

With all this in mind, let me turn to the deliberate actions that we’re taking to transform Southwest to deliver sustainable performance and shareholder returns. Successfully executing our transformation requires a solid foundation, and we have spent the last couple of years laying that foundation. We’ve invested extensively in things like operational reliability, cabin modernization, state-of-the-art commercial systems, and we have been optimizing our network to current trends.

We’ve also been working rapidly to implement tactical steps to improve our financial and our operational performance. Examples include continual network optimization efforts to address underperforming markets, marketing activities to broaden our customer base and adding new metasearch partners like Google Flights, KAYAK and coming next month Skyscanner.

Finally, there are significant efforts underway to calibrate our revenue management system and processes. We work quickly to action opportunities to drive performance improvement, and we’re also adding additional leadership expertise and support, including our plan to hire a Chief Revenue Officer and the recent appointment of Tim Lyon to the new role of Vice President of Pricing. That work is yielding improvements as we demonstrated by our guidance update this morning.

We now estimate that unit revenue for the third quarter will be up 2% to 3% on a year-over-year basis. That’s a 3.5 point improvement midpoint to midpoint from our prior guide. That improvement is driven by 1 point from bookings that resulted from other airline cancels following the CrowdStrike incident, and the balance is split between improving industry demand trends and the recent revenue management actions that we have taken and continue to take.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	6

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

But that’s not enough. And we have a plan working for — we’ve been working for about a year now on a plan to close the gap in our performance. We’ve done so with the sense of urgency, the moment demands, but also in a deliberate way. Our plan is grounded in extensive research and data. We came in with an open mind and considered the full range of opportunities. We focused on a customer-friendly plan that will maintain loyalty to our brand and protect our significant market share advantage. And importantly, we have done it in a financially optimal way that drives economic opportunity for Southwest and, of course, for our shareholders.

There are 3 key pillars to our strategy and my vision to restore our industry-leading financial position. First, monetize our value proposition by getting a greater share of wallet and more value and revenue from our customers. We’ll achieve this through new products and services that enhance the travel experience and that customers are happy to pay for. That includes recent announcements and plans to offer assigned seats in premium seating options.

Second, by identifying opportunities to do more with our current resources, particularly our aircraft and our employee base. We are just getting started with a larger cost initiative that will help us manage unit cost in a low growth environment. And finally, we are launching initiatives that will maximize our capital allocation, extract value from our fleet and our order book and ultimately achieve our long-term ROIC goal by 2027.

Starting with the first pillar. We will monetize our value proposition by providing products that our customers want to pay for. That includes the assigned seating and extended legroom, which we have already announced. And in addition, Ryan will share exciting announcements about a new industry-leading vacations product and adding new airline partnerships.

In addition to the initiatives we chose to include in our plan, there were others that we intentionally excluded. They were excluded because the research and the analysis demonstrated that they did not add value. In particularly, we engaged a third party to do a comprehensive study, to understand the financial trade-offs of keeping or changing our bags fly free policy. Ryan will cover this in more detail, but the answer is clear. Our policy not only provides customer value and generates enduring loyalty, the policy also generates significant shareholder value, and there is significant customer and financial risk to eliminating or changing the policy.

Moving to the second pillar. We have initiatives any plan aimed at managing unit cost pressures in a low growth environment. The efficiency and productivity initiatives, which Andrew will cover in detail, include removing 5 minutes of turn time through the use of technology. It also includes redeye flying and AI-driven service modernization.

While the majority of our opportunities lie in improved revenue performance, we have been disciplined and intentional about protecting our low-cost position. While the majority of our plans leverage comes through the revenue initiatives, we have a substantive plan to aggressively manage costs and drive significant efficiencies. This portfolio includes initiatives that essentially create free aircraft, like the turn in redeyes as well as cost-reducing initiatives like [ service mod ] and a material cost plan. Andrew will cover the efficiency initiatives and Tammy will provide you details on the cost plan.

As you can see, there are 2 phases to our plan. On the tactical side, our network optimization plans, marketing and distribution evolution and revenue management efforts are well underway and expect it to mature in 2025. On the strategic side, we’re driving greater customer value, lowering our cost, extracting value from our fleet order book and continuing to maximize our capital allocation plans. In total, I expect these initiatives to yield an estimated $4 billion cumulative run rate improvement to base EBIT at maturity in 2027.

The team will go into a lot more detail on the timing, on the value drivers, on the metrics and the targets and how we plan to measure our progress. Essentially, value is created in 2025 through the maturing of market network and revenue management actions. Value is created in 2026 through strategic initiatives coming online, and value is created in 2027 through those initiatives hitting their expected run rate contribution.

Our ultimate financial goal is ROIC. And today’s plan supports our goal of after-tax ROIC well above our cost of capital in 2027. In fact, it supports ROIC of 15% or higher with a 10% or higher operating margin and free cash flow of over $1 billion despite being in a period of significant fleet renewal.

Finally, our plan will return us to our historic leverage ratio and preserves the investment grade rating of our balance sheet. Given the financial strength of the plan and the excess cash on our balance sheet, I am very pleased to announce that the Board of Directors authorized a $3.5 billion (sic) [ $2.5 billion ] share repurchase yesterday. Tammy will go into extensive details regarding the financials.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	7

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

So to wrap up and summarize. We have a strong and enduring foundation to build on and unique competitive advantages that have differentiated Southwest from our competition for decades. Today, we’re evolving and transforming to adapt to today’s dynamic environment. We have a bold plan and vision to deliver ROIC well in excess of WACC by 2027. And throughout the day, you’ll learn more about the deliberate actions that we are taking to improve performance, and they are all informed by data and research.

And after that, we will take you to the hanger and show you some of the operational modernization efforts underway and show you an aircraft fully equipped with the new seats, the new cabin layout, premium extra legroom sections and, of course, a sneak peek at our new, more modern employee uniforms that were just completed in design.

We intend to deliver tremendous value for our shareholders, for our customers and for our people. I could not be more confident in our team, in our plan and in our ability to execute as we transform Southwest for its next era of industry leadership.

We have faced challenges before. In the ‘90s, we pioneered ticketless travel and southwest.com. Following 9/11 and the attacks, we reimagined our boarding process to adhere to new security requirements. We leapfrogged the industry with mobile boarding passes. And when short haul travel did not return post 9/11, we had to redesign our network.

And as we grew, we also outgrew our original loyalty program. Ryan Green oversaw the revolutionary transformation of our Rapid Rewards program. And of course, I oversaw the successful integration of AirTran into Southwest operation, the rollout of our industry standard reservation system, the industry’s largest of its kind and had a chance to roll out the boarding process that our customers love and had a chance to design and roll out EarlyBird and our other ancillary products. So we all have a lot of background in implementation and execution.

Evolving is part of our DNA, and we have done so successfully time after time. To quote Herb again, he famously said, if you don’t change, you die. We are at another critical inflection point. And as I noted a moment ago, we are moving quickly to implement changes. We are well positioned to usher in a new era of change, profitability and industry leadership here at Southwest Airlines. And the team will now walk you through those details on our plans.

And again, thank you for joining us, and I’m going to now turn it over to our Chief Operating Officer, Andrew Watterson. Andrew?

Andrew M. Watterson

Chief Operating Officer

Well, welcome, and thank you, Bob. I appreciate it very much. My name is Andrew Watterson. I joined the airline in 2013 as a Vice President of Network Planning. And then in late ‘22, Bob asked me to lead his charge to modernize and improve the operation. Just recently though he has asked me to take over day-to-day oversight of commercial as Ryan has switched to leading our transformation effort, which I think you’ll find pretty exciting here in a moment.

My presentation here, I’ll cover changing consumer behaviors and what that means for Southwest Airlines. We’ll talk about the tactical initiatives that Bob referenced that are driving yield and load factor for us, and the actions to improve our operational efficiency.

So customer travel has changed significantly post-COVID, as you well know. And in Southwest Airlines, our strategy and profit model has always been driven by the customer. And we’ll continue to adapt to that for their needs and preferences. And that’s well underway with changes that address both revenue and cost, driving yield and load as well as ensuring we’re operating efficiently.

We’re confident in the measures we’ve put in place and to ensure their execution, just as we did with our operational improvement plan last year. So of course, as I said, the pandemic changed everything, including travel behaviors. Travel — customer demand and travel has recovered. We now — Southwest Airlines have more unique customers than we did pre-COVID. So our universe of customers has grown, and this is a result of explicit efforts that I’ll talk about a little bit later.

It also highlights the Southwest offering, even though we’re adapting and improving it, continues to be attractive and relevant to customers. We also have more business customers, more unique business customers, than we did pre-COVID. And these are managed business customers. Those are people who book through dedicated business channels, so you know exactly who they are. And this is largely the result of our investment in this segment, which is another example of successful execution.

But as you probably know, trips per unique business travelers are down. It’s structurally changed given the hybrid business office schedules. It’s tough to schedule a meeting with a client on a Friday, if they’re not in the office on Friday, much to chagrin.

Technology is also playing a role to be fair, with a trip sometimes being replaced by virtual meetings. And at Southwest Airlines, we see that we have less same-day and one night trips and more 3- and 4-night trips. So although we’re taking a bigger slice of a pie — of a smaller pie called business travel, we still have business travelers occupying less seats than they did pre-COVID. Now this is not uniformly distributed through by geography or time. However, it does mean that we need to backfill those seats with new customers.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	8

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

The good news, though, is leisure travel has remained robust with volumes exceeding pre-COVID levels. So with these changes, what do we need to do? We have to continue to grow our market share of business travelers, attract more new customers as reduced travel frequency per unique customer means all things being equal, you need a larger customer base. And we have to grow our share of wallet from current customers.

So to achieve this, we have dedicated initiatives designed to drive improvements in both yield and load factor. These are not conceptual, they’re implemented or in the case of what Ryan will present later, they’re in advanced development. And as Bob mentioned, we’re already seeing positive results. As we move forward, we’ll continue to expand and implement additional measures to drive further improvements.

So our tactical initiatives are centered around 3 key areas: continuing to optimize our network and focusing on maturing markets, evolving our marketing and distribution opportunities and advancing our revenue management techniques.

So let me walk you through each of those in a little bit more detail. So every base schedule that we’ve published in recent times has seen action above and beyond business as usual. I kind of lump them into 3 categories here.

The first is to address business customer behavior changes I referenced earlier. Q1 saw those changes, and we’ve discussed those in details. Those changes are working. Unfortunately, the benefit was masked by the challenges we had the spring and summer that we’ve talked to you about before. But if you look at the individual market or flight level, we see the improvement that we expected. And those will continue.

The second grouping, we’ve moved capacity from underperforming areas to stronger performing geographies. We’ve closed cities, as you know. We’ve reduced cities, Atlanta and O’Hare in this summer, and then Oakland, Hawaii and Atlanta again, beginning in spring of 2025. We moved our international gateway from Fort Lauderdale to Orlando.

The third group is we’ve made capacity more productive. We’ve redesigned smaller cities and how they connect to the network. We’ve implemented redeyes and turn reduction, which exposes capacity to more revenue as well.

Now if you look at what we just published yesterday, our April 2025 schedule and compare it to April 2023, what you’ll see is about 10% of routes were cut. About 10% of routes are new. And about 45% of routes have had capacity adjusted to an extent greater than 25%. So overall, 65%, almost 2/3 of our routes have had consequential action during this period, and that will continue.

An example of different than business as usual is Hawaii. Now we started Hawaii just before the pandemic in the midst of the MAX grounding. So its development was actually interrupted. And when you normally see a development period after a new geography, Hawaii took COVID more seriously in other geographies. So it’s stunted at what would be a normal development.

So what we’ve done is we’ve deployed a highly cross-functional and collaborative effort that’s taken a lot of actions here. Mainland to Hawaii capacity has been down by quarter ‘24 versus ‘22, through seasonalizing the off-peak times, cutting frequencies, cutting routes. We’ve deployed management — revenue management techniques to improve the fares as [ loads ] were quite strong already. And we’ve modified our promotional strategy in conjunction with that to support yield improvement.

So those combined actions, as you see here, have improved unit revenues at a faster pace in the system even when the system has been rapidly improving as we’ve seen in the last couple of months.

Those additional changes we just published for the April-based schedule here, which we introduced redeyes, the connection opportunities will increase the addressable revenue for our Hawaii franchise and improve performance even further. And we’re also reducing interisland flying by 20% as well as redesigning timings to generate more flow both within the islands and to and from the Mainland as the interisland is an integral part of the flying to and from the Mainland. This is just one example of us sharpening our focus on select markets to accelerate performance improvement.

On the marketing side, we have new tactics to develop these new customers I talked about what we need, to backfill the seats previously occupied by business customers. And if you remember my first chart I showed you, our customer growth has been quite strong, which shows these efforts of having traction. On the left here, you have our big flex campaign. It highlights the value of Southwest Airlines that Bob talked about, that what we bring to the table, what makes us unique to our customers. The message and the advertising channels we’re using are tailored to a younger demographic. So I apologize if you have not seen them. This is — this brings us — seeing if you are paying attention. This is — brings us a new customer. We’re seeing this result in a new customer growth for us.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	9

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

In the middle, we have new channel partners, Google Flights, KAYAK and, as Bob mentioned, Skyscanner starting next month. This gives us a wider distribution, but in a low-cost fashion. And the customers we see coming through these channels heavily, heavily skew to ones that we have not seen before and coming from points of sales where we’ve traditionally been weaker.

The third element here is we’re converting these new customers and the loyal flyers and growing our Rapid Reward base because after all, we are a repeat purchase company, perhaps more than any other airline. We’ve had sign-up campaigns, giving early access to big sales for members only and split pay of points plus cash. This allows these new members to shorten the time to redemption.

So as you probably well know, our load factor trailed our norms last year and into this year, but these actions of building a big customer base are starting to pay off, and we’re seeing improvements in this load factor gap, which peaked or bottomed in fourth quarter of last year and has since been steadily closing.

On the other side, our yield growth has been positive, but insufficient to cover our increased costs and has lagged that of our peers. A portion of that is related to premium, and Ryan will cover our efforts to address that later. But closing the balance is the objective of our revenue management actions.

Now we’ve previously reported to you that we sold too many seats, too many good seats too early in the booking curve this spring and summer. Now often, when you’re outside of an airline, you think the average load factor, that’s the mode that the most frequent occurrence of a flight. When in reality, airlines have a lot of flights that skew essentially full and others that are, let’s call them, not full. And so the — in those full flights, demand exceeds supply. So a yield bias and those flights has a small risk of volume penalty because you can backfill anybody who books. So fare growth on these flights underpin us closing our yield gap. And the early signs are quite encouraging, as you see from the bar chart. July was largely booked when we implemented our changes and showed improvement relative to June. August performance was dramatically better, and the positive trends are continuing into September.

So these actions we’ve taken in revenue management so far that we mentioned earlier, fall into 4 categories. The first are system improvements. We’ve recalibrated the system parameters to more accurately reflect our environment. On the organization side, we’ve increased staffing, changed the team structure to more accurately reflect and move to an O&D system from a [ leg-seg ] system and as well as in the ways of working, implemented playbooks for best practices and expected actions for the analysts. And also includes training, both for new hires and continuing training and a learning to support performance management as well as new reporting and tooling so the analysts can spend more time on value-added tasks and less on administrative. We have several more ways of improvements to add to these that are coming on the near-term road map.

So while the majority of our opportunities are on the revenue side, we also have significant actions planed to mitigate unit cost pressures and improve operating efficiency. As our capacity growth slows, including a range of efficiency initiatives and a cost plan that Tammy will review later.

So our focus on increasing efficiency is concentrated in 3 key areas. First, we’re aiming to further reduce the time it takes to turn an aircraft, which will increase our aircraft productivity, while also making the process easier for our people. Second, we’re introducing 24-hour flying. This move will help us maximize asset utilization and address the pilot overstaffing caused by the Boeing delivery delays. And lastly, we’re focused on service modernization, which includes efforts for both customers and employees in our contact centers and airports.

So we’re proud to have industry-leading turn times. It provides a key competitive advantage. However, while we’re leading we recognize there’s always room for improvement. So for the turn, we’re focused on removing problems, removing unnecessary tasks, removing dead time from the turn by leveraging technology. The paperless turn uses multiple new systems to replace paper, obviously, besides less time printing and fewer errors, it eliminates multiple trips up and down the jet bridge. RIDs provides shared situational awareness amongst the work groups, which eliminates wait times between process steps. Transfer operations provides standards, technology and staffing our largest transfer locations. And passenger movement increases information to customers about boarding progress and the situation awareness, which reduces their boarding time, and turn communication allows for cross-work group communication for faster problem resolution.

These items were part of a larger test, a test of a larger set of initiatives that we did during 2023 that demonstrate the benefit of not these individual initiatives, but actually the portfolio initiatives together resulted in the 5 minutes. And as Bob mentioned, you’ll get a chance to view these when you go over to the hanger.

So reducing turn time generates more flying from each individual aircraft, increasing our capital efficiency. And unlike normal utilization increases, which kind of extend the day earlier and later, this does not increase the operating day. So it is very favorable to RASM and CASM. And we believe this will drive about 1 point of our year-over-year capacity growth next year.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	10

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Obviously, also increasing asset utilization is introducing redeyes. We’ll begin that mid-February next year and increase the number over the next several years. We anticipate redeyes driving roughly 2 points of year-over-year capacity, the equivalent of about 18 aircraft. And this will generate revenue, obviously, without additional aircraft for employee growth. And redeyes also provide customers with increased itinerary options, and they add connecting flows onto the shoulder flights in our existing network. If you know anything about airlines, your first and last flight of the days are obviously your worst. And so these will help those.

So we’re also working to drive operational efficiencies and create a better experience for both customers and employees through modernization efforts in our virtual call centers and airports. We’re transitioning to a digital-first model and customer care using AI to improve service levels and increase workforce utilization and productivity. And additionally, we’re leveraging digital channels to modernize the airport experience such as offering more self-service options, which we believe will increase satisfaction for both customers and our employees.

Now I’ll wind up here, Our 2024 operating performance has been extraordinary. Of course, this is the result of both the 2023 investments and the people of Southwest Airlines contributing to almost every metric improving year-over-year. So these improvements are a testament to our ability to design correct initiatives, successfully execute complex initiatives and at pace. So I’m incredibly proud of the people at Southwest Airlines for executing our operational improvement plan over the last year, and I’m excited about what that actually implies for the plan we’re laying out today.

These plans, of course, responsive to the structural changes we’ve seen in travel behavior that I outlined earlier, which requires us to make adjustments. And beyond that, we’re taking decisive actions to both improve our top line results, while also driving efficiency and cost elements. With the improvements we’ve already made in operational reliability, as a testament, I’m confident that we will continue to execute effectively and deliver strong results moving forward.

With that, I thank you for your time and attention, and I’ll turn it over to Ryan to cover our exciting transformation plan.

Ryan C. Green

Executive Vice President of Commercial Transformation

All right. Good morning, everyone. I’m Ryan Green, Executive Vice President for Commercial Transformation. And I’ve been fortunate enough to have spent over 2 decades at Southwest in a number of roles, including Chief Marketing Officer and Chief Commercial Officer, where I led the transformation of our Rapid Rewards loyalty program and the evolution of our digital customer experience. And I’m now focused on the successful launch of the transformational initiatives that we announced this past summer.

I’m going to cover 3 areas today. First, I want to review the extensive research and data that has shaped our transformation. And then I’ll detail how we’ve used that customer feedback to design Southwest’s core product of the future. And then finally, I’ll conclude by outlining a few other components of our value proposition, which are also under construction that build on top of our new core product and are designed to drive further value and growth for Southwest Airlines. These are significant initiatives that are underway. And throughout my presentation, I’ll emphasize our use of rigorous process and detail to support the successful execution of these efforts.

So let’s get started. As you all know, Southwest is legendary for putting the customer at the heart of everything that we do. That means that our decisions from strategy to day-to-day operations are rooted in what our customers value because we know that customer satisfaction leads to shareholder returns. But we’re not resting on past accolades, and I’m excited to share a bold vision for the next chapter of our company.

As we write the next chapter, we are leaning into the incredibly valuable customer base that we have built over time. The appeal of the Southwest product makes it attractive to the full spectrum of flyers, not just those who are looking for an affordable way to get from A to B at the absolute lowest price or on the other end of the spectrum, only looking for a premium experience. And as you can see on this slide, 53% of our customers have household incomes over $100,000. That is broadly in line with the legacy carriers and meaningfully differentiated from other low-cost and ultra-low-cost carriers.

With their relative insulation from the impacts of economic downturns, these high income, high spending customers are a valuable asset who, as you know, value experiences and have a bias towards travel. Millions of these customers have our co-branded credit card, which continues to grow and drive value for Southwest.

As Bob mentioned, our size and scale across the country being the largest airline in 23 of the top 50 domestic markets gives us a large pool of customers to solicit new cardholders from. And in fact, our card member numbers have increased 25% since 2019. That’s more than 10x passenger growth over that same time period. And we’ve seen great engagement this year in customers spending on our card as we’re pulling away from our co-brand credit card peer set with a 5-point gap in year-over-year growth in the most recent month. All of this leads to top of the industry performance.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	11

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Our Rapid Rewards program boasts the best economics in the industry as we significantly outperform other airlines on RASM contribution. And we’re looking to build on this momentum as we roll out our initiatives. By improving our product and broadening our appeal, we are set to enhance the Rapid Rewards program by acquiring more members and driving higher membership engagement and credit card spend, which all should yield improved program economics and shareholder value.

Post-pandemic, customer preferences and travel patterns have evolved. Andrew just spent time covering that. But to fuel the next frontier of revenue growth, we wanted to understand those changes deeply. And while we always listen to our customers to understand their needs and what drives choice, we started an extensive research process in September of last year. That involved speaking with more than 40,000 customers through multiple rounds of research about their needs, their attitudes, their behaviors to get a deep understanding of what they care about most when choosing who they fly.

This exercise covered both existing Southwest customers as well as customers of other airlines given both groups will drive the next phase of our growth. Our research was deep and comprehensive. In addition to the thousands of quantitative survey results, we received qualitative feedback from hundreds of customers via multiple rounds of focus groups and one-on-one interviews to gain the clearest possible picture of what customers are looking for from Southwest.

And 3 main preferences came through. First, customers prefer a seating model that removes the stress and uncertainty associated with open seating. Second, customers want premium seating with extra legroom, especially for longer flights. And then finally, customers expect and frankly deserve a product that offers industry-leading flexibility and is differentiated from the strip down offering of the ULCCs or other airlines basic economy fares.

Let me discuss each of these. First, our open seating model is unique and has served us well for decades by allowing us to more efficiently turn our aircraft, especially when system-wide load factors were much lower. But the resounding message from our research was that moving to an assigned seat model is the largest opportunity we have to broaden Southwest’s appeal. Preferences were unequivocal. 80% of Southwest customers want assigned seating, as do 86% of other airlines customers. And looking at lapsed customers, the seating and boarding process is the #1 reason they haven’t returned to Southwest. We were struck by how clear the message was. There is an absolute need for us to evolve our model to better meet customer preferences.

The second preference that came through in our research was the desire for a premium seating option and that showed up in a few ways. The premium seat offers provide options for customers seeking an elevated experience. Our A-List and A-List Preferred customers rank access to premium seats among the top desired benefits in an assigned seating model and access to premium seats is especially important to customers on long-haul flights when comfort is more important. At its core, this shift is about giving customers more choices and control over their travel experience. And this more tailored product offering creates new ways for us to monetize seats in the cabin.

The third thing we heard loud and clear is that our differentiated customer-friendly policies are a major draw that attracts people to Southwest. Our Wanna Get Away product combines fares at desirable price points, but does not include the unfriendly features included in other airlines basic economy offerings. This makes us unique. It places us in a category of one and drives customer choice.

There are many reasons customers told us that they prefer our Wanna Get Away product versus basic economy, but 2 reasons clearly stood out. First, our bags fly free policy; and second, industry-leading flexibility that stems from not charging fees for ticket changes or cancellations.

Now let me elaborate a little more on how we reached our conclusion on our 2 free bags policy. As Bob pointed out, it was a feature that was studied as part of our extensive research effort and was conducted by a top-tier global strategy firm. They surveyed thousands of customers and tested several scenarios across today’s open seating models and in the context of a future assigned seating world at Southwest.

The tests ranged from offering no bags included in the base, Wanna Get Away fare, which would be similar to the basic economy fare on other airlines. So offering one bag free with Wanna Get Away and even to offering free bags as a co-brand credit card holder benefit.

So what did we find? First, there’s a very high awareness of our bags fly free policy. Second, it is far and away the top feature that differentiates Southwest from our competitors, and it is one of the top criteria in why customers choose Southwest Airlines. Everyone knows that schedule and price are the top reasons that drive choice in the airline industry, and we are no different. However, as you can see on the slide, our free check bag policy is a close third in why customers choose us, only a few percentage points behind schedule. The fact that free bags is a key driver of choice creates the risk that customers may choose the competition if we change the policy. And that’s what the results showed.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	12

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

The consulting firm measured the impact on future flight activity, how much ancillary revenue we would collect on charging bag fees and the impact on brand perception. And they use sophisticated statistical analytical methods to calibrate the results to reflect future flight behavior changes by significantly adjusting customer stated defection rates down in markets where Southwest has high market share. And they did this to ensure they can answer the — where the customer is going to go question, given all other airlines charge bag these.

But in each scenario we tested or they tested, changing our bags policy would be value destructive. The results show too much defection in future flying, even in markets where we’re strong, that more than offset the ancillary revenue we’d earn from bag fees. The results from one of the scenarios tested is shown on the slide here and is the one that would most closely mimic a basic economy fare from another airline, with no bags included as part of the base product and Wanna Get Away. And as you can see, the loss in trips flown from customer defection overwhelms the value of the incremental ancillary revenue from bag fees and results in $300 million less in revenue.

So the data is clear that our focus on the customer is also good for shareholders. Our differentiated product with customer-friendly policies drives customer choice and market share. But our financial performance can be improved. We will broaden the appeal of Southwest Airlines and drive more customer demand by moving to an assigned seat model, and we’ll generate more revenue per passenger by giving customers more choices to buy things from us they value, like premium seating. In short, creating value for customers gives us the ability to monetize our core offering and deliver better financial performance and returns in the future.

So I’ve spoken so far about the customer, our commitment to them and what we’ve learned from them, and I’ll turn next to how we’re going to deliver on that.

Let’s start with the core product, where we will reinvent and greatly improve our offering. Customers ask for assigned seating, and we’re going to give them options to select a seat of their choice at the time they make their booking. Gone will be the days of setting alarm clocks 24 hours in advance of a flight to secure a good boarding position in a good seat. Customers ask for premium seating. We’re going to deliver with new cabin configurations with extra legroom seats, and customers ask for a refreshed in-air experience, and we’re delivering with a fully modernized cabin, including larger overhead bends, in-seat power and better WiFi.

These changes will drive the next wave of growth for Southwest by delivering value for all segments. Our existing customers, those customers of other airlines, leisure travelers, business travelers, solo travelers, families, groups. Let’s dive into the details.

Just as today, customers will purchase their ticket as part of a bundle. Graduated seating and boarding benefits will be included in the different fare bundles, and customers will have more options to choose from than they have today. The fair bundles will have logical step-ups and attributes with commensurately higher prices along the way. And when customers were presented with these new fare bundles in our test environment, our customers showed a clear desire to purchase a higher priced fare bundle, which translates to increased revenue through higher yields.

And the ability to select a seat at the time of booking is a very attractive feature and drives buy up between fare bundles. And that will be included as part of our Wanna Get Away Plus fare bundle. Of course, if a customer doesn’t value the ability to choose their seat in advance, they will be able to purchase our lowest fare without paying additional money just as they do today. A seat will be assigned to those customers prior to their travel.

In addition, all customers will be presented with the seat map during the booking process, and they will be able to purchase a seat with extended legroom or a preferred seat in the front of the cabin as an ancillary. We found these guaranteed premium seats are valued more by customers than a chance at a good seat, which is essentially what we give them today with EarlyBird. We believe these premium seats will drive more ancillary revenue per passenger than today.

Next, let me provide a little more detail on the extended legroom decisions. As part of the research process, we study different types of cabin configurations. As an example, we studied 2 by 2 seating and we studied blocking the middle seat in addition to extended legroom. And the results here were also clear. To maximize revenue potential, mitigate operational complexity and align with our brand, we arrived at an extended legroom solution.

The extended legroom option generated roughly the same amount of revenue as a 2 by 2 seating model or a model where we block the middle seats, but was far less complex to implement and the speed to market was much quicker. It is also an extremely capital-efficient solution because we’re using our existing seats and that increases speed to market by eliminating the supply chain element of the equation and will also speed up certification timelines.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	13

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

In order to determine how many extra legroom seats we wanted on each aircraft type, we conducted robust modeling to find the optimal balance of maximizing value from the premium seats when the cabin is full, while avoiding spoilage on lower load factor flights. And as a result of that modeling, we expect to have approximately 1/3 of our seats on any aircraft available as extended legroom. We can do this without removing any seats on our 175-seat aircraft by going from a 32-inch pitch in standard seats down to the 31-inch pitch that we have on our 700 fleet today.

In order to make room for extended legroom on our 700 aircraft, we will remove 1 row of seats and go from 143 seats today to 137 seats in the future with our standard pitch remaining at 31 inches. On either aircraft type, our standard seats at 31-inch pitch will still be among the best in the industry.

Turning to boarding. We are known for the relative calmness of our boarding process in the gate area itself. And because our customers are used to lining up to board the aircraft in order and next to stanchions, we expect our future boarding process to feel very familiar and uniquely Southwest. In addition to a seat assignment, customers will receive a boarding position number and will line up in orders similar to how they do it today.

Our most loyal customers and those who purchased our highest fares will still board the aircraft first, ensuring they have first access to overhead bin space. This ordinal boarding process allows us to use more efficient ways to board the aircraft as we can better control the order in which customers get on board and get seated. And we’ve live tested these boarding methods and have simulated over 8 million flights with real passenger manifest and are confident that we can achieve the turn time improvements Andrew covered earlier. All of that while delivering a better, more calm customer experience in the gate area.

Once onboard the aircraft, we’re building a better experience for customers. As we’ve detailed before, we have already begun to roll out our modernized cabins with improved WiFi, in-seat power and larger bins. And on the aircraft that have the full suite of these cabin improvements, we see an improvement in NPS scores from customers traveling on those aircraft over aircraft that have not yet been retrofit. This improvement in customer satisfaction is critical to keeping loyal customers and winning new ones, and we expect it to continue to improve further as we roll this out to more of our fleet.

Traveling on Southwest in the future will be even more comfortable. And the extended legroom seats and the certainty of having an assigned seat caps off a purposeful plan to modernize our cabin. And you can see all of this in person this afternoon when we head out to the hanger.

We are excited to roll out these changes. We have been hard at work putting together a purposeful plan to begin selling and then operating our new assigned seat model that balances speed to market and realization of the financial value, while managing our ability to execute the rollout well.

After deciding to move to the assigned seat model this summer, we began the work to get our new cabin layouts certified with the FAA. This process takes several months, and we expect the engineering work to be complete and certification in hand so that we can begin our retrofit on our larger aircraft in the first quarter of 2025. The 700s will follow after that. We are planning to complete 50 to 100 aircraft retrofits per month, flexing that down during the summer to maximize flying during the high demand travel period, and we plan to complete retrofits late next year.

Technology development is underway and is a significant undertaking. We have used open seating to board our aircraft from our inception, and it’s embedded across our commercial and operational systems. We have to make technical changes to more than 60 customer and employee-facing applications, as well as changes to the back office. We will build in enough time to test the new code adequately before rolling it out to ensure a high-quality deployment.

And finally, this change will drive significant training events for 55,000 frontline employees in advance of our sell and operate dates and all of that is being carefully planned. Taking all of this into consideration, we plan to begin selling assigned seats for travel in the second half of next year and plan to begin flying them in the first half of 2026.

We will begin seeing value from assigned seats and premium seating in 2026. And in addition to improving the Southwest experience for customers, these changes will drive significant economic value for shareholders of roughly $1.5 billion of incremental EBIT in 2027. And as you can see on the slide, there are a number of monetization levers that we are pulling that I covered throughout the presentation. And importantly, this increased revenue will more than offset losses from the phaseout of our current early boarding products and the seat removal on some of our aircraft.

I’ll finish this section by coming back to the Southwest promise. I want to be very clear that these are additive changes that will not impact the things about Southwest that our customers value most. And most importantly, our hallmark Southwest hospitality will continue to be felt at every stage of the customer journey.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	14

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Now having talked about our core product, let’s look at other ways that we’re planning to extend our value proposition. And to start, I’ll emphasize that these changes are complementary to our business model as well and are designed to drive incremental engagement and loyalty. We will soon launch new airline partnerships to expand how and where our customers can travel. We will launch a new vacations product. It’s called Getaways by Southwest, allowing us to bring our industry-leading flexibility to the vacation package market. And we’ll also launch an enhanced Rapid Reward program that brings it all together to provide even more benefits to members, increasing loyalty and stickiness to Southwest.

Partnering with international carriers is an exciting opportunity for us to expand our network and connect our customers to the overseas destinations they’re looking to visit, while also capturing demand from other airlines customers. Our initial step will be for international partners to sell Southwest segments and for us to flow those customers over our network. And to that end, we are very excited to announce that our first partnership will be with Iceland Air. We expect to launch in 2025 with our first mutual customer flying in the first half of the year. The first U.S. gateway, where we’ll exchange customers, will be in Baltimore. But throughout 2025, we will expand the number of U.S. gateways on our network and are targeting adding at least one additional partner carrier next year. This will generate new passengers on the Southwest network with very little capital invested or head count required.

We’ve built the capability for airline partnerships in an industry standard way and this will allow us to scale the number of partnerships more easily over time. And once we’ve launched assigned seating, we intend to make partner airline flights available for purchase through our own channels. Rapid Rewards will also be integrated, giving members the ability to earn and redeem points for global destinations and further improve the program’s value proposition. And we are in discussions with other transatlantic and transpacific carriers and look forward to sharing more details about all of that in the future.

Many of our key leisure markets are popular vacation package destinations, yet we don’t get our fair share of the package market today. And as such, we’re building a new and improved vacations product that will launch mid-2025 designed to capture more share of this lucrative market. Today, we outsource the selling and operating of Southwest vacations. But by building this new vacations product, again, Getaways by Southwest, and operating it ourselves we’ll be able to participate directly and fully in the high-margin revenue that is available via commissions in other parts of the travel ecosystem.

And we’re well positioned to capture more share. About 40% of vacation packages purchased by U.S. travelers are to 6 markets, including Las Vegas, Orlando, Hawaii and Cancun. And we have a very large presence in these large leisure markets and carry twice as many passengers to them than any other carrier.

We also have the largest airline website in the United States, and we have the opportunity to merchandise these vacation packages, while customers are already on our website and app searching for these destinations. This is another capital-efficient opportunity for us to drive value, both through the getaways product and our core business.

And finally, we’re enhancing our Rapid Rewards program, both through our core product enhancements, but also through expanding what customers can earn and redeem their Rapid Reward points for. We intend to broaden our appeal with assigned seats and premium seating and that will attract new customers. In turn, that will grow our Rapid Reward membership and grow credit card acquisitions.

We are also adding new benefits to the program that will increase engagement and loyalty with Southwest. Our A-List and A-List Preferred members will have better benefits than today, and they will have access to better seats and better boarding positions. And we soon intend to share updates to how our — to our credit card program, including how assigned seating will make being a card member with Southwest even more valuable.

And finally, you’ll eventually be able to earn and redeem Rapid Reward points to long-haul international destinations through our expanding list of airline partners and through our new getaways product.

Going back to where we started, we enjoy industry-leading unit economics from our loyalty program. A larger Rapid Rewards program and more engagement from our members should drive even better loyalty unit economics and shareholder value over the coming years.

To close, I want to leave you with a few key takeaways. Customer loyalty drives shareholder value. We believe that understanding our customer enables us to drive the most value for our investors and our employees. Both existing and potential customers strongly desire a new model and the changes we are making are responsive to their feedback and the incremental $1.5 billion in EBIT in 2027 is proof of that.

Alongside our new core product, we’re building additional value drivers through Rapid Rewards, Getaways by Southwest and international partnerships to further drive customer demand and financial performance. And we are committed to delivering all these changes in a uniquely Southwest way, allowing us to deliver award-winning hospitality, while driving significant economic value.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	15

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Thank you. I’ll turn it over to Tammy.

Tammy Romo

Executive VP & CFO

Good afternoon, everyone. It’s been a while since we hosted you here in Dallas. So welcome back. It’s so great to see so many familiar faces out there in the audience. So welcome to you all, especially those who are visiting our headquarters for the first time. We’ve shared a lot with you on our plans to transform Southwest to make our company even better. And I have lots more to share, including how those plans translate into financial performance and shareholder value, restoring our earnings power, getting back to sustainable free cash flow and generating consistently strong returns on capital are imperatives. We have a war chest of strength we intend to leverage to set us up for success for generations to come.

In my time with you, I will talk about our strong financial foundation and how that positions us for success. I’ll go into further detail on how our financial plan and outline, how everything will come together into a compelling strategy to support strong shareholder returns in 2027 with meaningful progress each year along the way.

Our balance sheet is a cornerstone of our strong foundation and an enduring competitive strength. We have maintained elevated liquidity levels primarily to support fleet modernization, fund labor contract ratification bonuses, address debt service considerations and account for unforeseen business risk. And the yields we have earned on investments over the past year have outpaced the weighted average cost of debt. As of last week, September 20, our liquidity was over $10 billion, including cash and short-term investments and taking into consideration our undrawn $1 billion revolver.

With much of the post-pandemic uncertainty behind us, our plan is to begin normalizing our excess cash levels closer to pre-COVID levels while maintaining our strong balance sheet with ample liquidity. Maintaining healthy leverage levels is also fundamental. Our net cash position is $1.4 billion, and leverage is currently sitting at 46%. Our debt maturities are well planned and very manageable. Our unencumbered assets are also very significant valued at approximately $40 billion. This includes our fleet and award-winning frequent flyer program. And our existing fleet and order book with Boeing also have tremendous value that we intend to unlock as we moderate our capacity growth and manage our capital commitments.

The strength of our balance sheet allows us to significantly mitigate risk to fuel through hedging, which provides protection against volatility and fuel cost, our second largest cost item. Finally, our balance sheet and financial plans support our investment-grade rating by all 3 rating agencies, which we intend to preserve. Importantly, our stewardship over the decades and our long-term fleet planning efforts support low ownership cost, which in turn enables our low-cost position in the industry.

Maintaining a unit cost advantage has long been in our DNA, and we are intensely focused on an efficient, high-quality operation to support our customer value proposition. Through the pandemic, we maintained our relative cost position, as shown here on the slide, despite impacts from Boeing and inflationary headwinds. While these headwinds have resulted in unprecedented cost pressure, the impact has been felt across the airline industry and the economy more broadly.

Notably, our significant cost advantage against LCCs and legacy carriers has remained intact, largely due to our proven business model within all Boeing fleet and efficient point-to-point network with short turn times. That said, we will not rest on our laurels when it comes to maintaining our leadership position. We are taking incremental actions company-wide to mitigate future unit cost escalation, which I will discuss momentarily.

As you all know, the labor market has been a significant driver of inflation. However, the good news is that we have industry-leading certainty for our largest cost item, labor. We’ve wrapped up agreements with 12 work groups since October ‘22, including an agreement with our flight simulator technicians that was ratified earlier this month, which was our last work group with an open contract.

Getting to this point is a tremendous accomplishment, and I’m thankful to all those who helped us reach these agreements. Our employees do a wonderful job taking care of our customers, and we look forward to building a bright future together.

On that note, as Bob shared earlier, our plan and long-term strategy supports significant incremental value for our stakeholders, including our shareholders. Andrew and Ryan already covered how we are laser-focused on executing our commercial and operational initiatives.

Building on that, I would like to address our plan to produce meaningful cost reductions, strategically manage our fleet and prudently manage our capital allocation with modest capacity growth to drive significant shareholder returns.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	16

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Starting with our cost initiatives, optimizing our cost structure must be a top priority for us to preserve our low-cost leadership position and to achieve our long-term financial targets.

With our modest and more stable capacity plans over the next 3 years, we have opportunities to rightsize head count and expect to end this year with staffing levels down roughly 2,000 from year-end 2023. And we anticipate further reduction in 2025 as attrition levels are expected to exceed our controlled hiring, driven in part by our use of digital enhancements and artificial intelligence to modernize our contact centers and airports, as Andrew covered earlier. Further, our moderated capacity plan supports overall 2027 head count flat to down compared to 2024.

We also believe there are further opportunities to improve efficiency. Our ground operation standards paired with new technology should enable improved efficiencies. This builds on the investments we’ve made in operational quality, which are already paying off with strong operational performance this year.

And now that we partner with our pilots to get a new labor agreement signed earlier this year, we have the opportunity to optimize our cost around our new labor rules. For example, our new contract creates a shared incentive for strong operational performance. Further, while our team does a great job we believe we have additional opportunities to drive supply chain and general procurement savings along with other corporate efficiencies. And these are just some examples.

With the opportunities we’ve identified, we expect savings to ramp over the next 3 years to reach over $500 million in run rate cost savings in 2027, demonstrating our commitment to drive efficiency and preserve or improve our relative cost performance. As Andrew shared, we are funding annual capacity growth of 1% to 2% over the next 3 years, largely through our turn time monetization in redeye flying.

The incremental aircraft from these 2 initiatives offsets the reduction in capacity from our fleet plans as noted in the blue portion of the bars for 2025 and 2026. This helps manage our CapEx, allowing us to commit more to non-aircraft investments over the coming years in support of our transformational initiatives. Our existing fleet and current 737 order book with Boeing provides tremendous flexibility and opportunity to capture value. We have access to nearly 700 aircraft at the end of 2031 at attractive pricing, which is more than we need if we assume a steady growth rate of 1% to 2%.

While our discussions with Boeing are ongoing to restructure our order book to align with our growth plans, we have a unique opportunity to capture value and our earnings on excess aircraft we do not need with our moderate growth plans. With that in mind, we are pursuing direct sales of dash 800s. We are also looking at sale leasebacks where we can be opportunistic.

Bottom line, the combination of a favorable secondary market and our attractive aircraft pricing provides a unique opportunity to significantly reduce our aircraft CapEx and drive earnings accretion. I do want to reiterate Bob’s comment that we do not view our fleet strategy as part of our core operations. We will be opportunistic in the market where it makes sense. Said another way, we can get to our ROIC goal without our fleet strategy, as I will show you here momentarily.

Our overarching goals with our fleet modernization strategy are to manage our CapEx, support positive free cash flow and drive strong ROIC, while we execute on our portfolio of initiatives to transform our core earnings power and earn the right to grow again. Our fleet strategy also helped significantly with our generational fleet modernization opportunity and results at a very young fleet by the end of this decade. It also lowers aircraft operating costs and increases operational reliability. So it is a win-win across the board.

We currently have 571 NGs in our fleet. Our renewal efforts assume we retire all of our NG aircraft by the end of 2031. It’s important to note that we continue to have ample flexibility with our retirement schedule should we need additional lift or wish to extend retirements. With 14% fuel efficiency improvement over the NextGen aircraft, a more fuel-efficient dash 7 and dash 8 fleet brings meaningful operating and environmental benefits and supports our long-term goal to be net 0 emissions by 2050.

Our renewal efforts also support the rollout of our new premium product making the Southwest customer experience even better. Our fleet modernization efforts are dynamic as it depends on Boeing’s production levels and supportive market economics. That said, our plan supports a complete fleet renewal to an all dash 7 and dash 8 fleet by the end of 2031 with an average age of 5 years.

In addition to managing our CapEx with our fleet strategy, our capital allocation priorities are further supported through manageable debt maturities and our ability to return significant value to shareholders. To clarify what our CapEx goals are with our fleet strategy, our current order book with Boeing would result in an average $2.1 billion in contractual aircraft CapEx for 2024 through 2027.

Our goal with our fleet strategy is to have an average net aircraft CapEx over that time period of roughly $500 million. Our average non-aircraft CapEx over this same time period is estimated to be about $1.5 billion, with roughly 40% of that being on technology.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	17

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Keep in mind, our total technology budget is split between operating and capital. All in, we are estimating average total net CapEx of roughly $2 billion, including this year through 2027. Again, this is dependent on successful market economics with our fleet strategy.

As I mentioned earlier, we intend to preserve the strength of our balance sheet with manageable debt maturities, which we have prepared for with our current liquidity levels. We intend to repay our 2025 debt maturities at least partially in cash with a plan to repay or refinance the first tranche of the payroll support program loans as the associated interest rate set higher. The goal being to bring our leverage levels closer to pre-pandemic levels.

I do want to note here that if we proceed with the expected PSP prepayments, noted in the light blue portion of the bars, for the next 2 years, the $2.1 billion in debt tower in 2030 would go away. We will be intentional with our debt service over the coming years to manage our leverage down from the current 46% range to be low to mid-30% range, which is more in line with pre-pandemic levels.

The final pillar of our capital allocation priorities is to return value back to our shareholders. We have a rich history of providing significant returns through dividends and share repurchase, as illustrated here on this slide. We suspended our share repurchase program and dividends in early 2020 due to the uncertainties with the pandemic. Then in December 2022, our Board of Directors reinstated the dividend with the declaration of a quarterly dividend of $0.18 per share or $0.72 per share annualized, which was equivalent to our dividend prior to the pandemic.

Our last dividend paid out yesterday, representing our 182nd quarterly dividend dating back more than 40 years. Annualized our dividend amounts to approximately $400 million or an approximate 2.5% dividend yield to our shareholders. Today, our healthy cash reserves and confidence in our plan supports a reintroduction of a share repurchase program.

As we announced this morning, we plan to fund a $2.5 billion share repurchase program entirely with our elevated current liquidity balances. Again, that was $2.5 billion. We expect the plan to be significantly earnings accretive and address the dilution of the offerings done during the pandemic. We will continually review our return of capital program based in large part upon our free cash flow and leverage with an eye to maintaining investment-grade ratings. This share repurchase authorization, combined with our annual dividend reinforces our continued commitment to delivering increased value to our shareholders.

Finally, our plan supports a path to sustainable prosperity. So as you’ve heard throughout this morning, we have a significant body of work underway with our commercial transformation, operational efficiencies, cost plan and capital allocation priorities. All in, we estimate this portfolio of initiatives will drive approximately $4 billion in cumulative run rate EBIT in 2027 as compared with 2024 with meaningful incremental progress each year until then as illustrated by the stacked bars.

To be clear, the total EBIT estimates shown here are incremental contributions to our base business. The majority of our EBIT value in each year will be driven by revenue contribution as noted below the bars. As an example, we expect roughly 2/3 of the incremental $1.5 billion EBIT contribution in 2025 to come from our revenue initiatives. The remainder will come from cost initiatives and predominantly from estimated fleet strategy tailwinds as we don’t expect to reach our full run rate on our cost plan until 2027.

Overall, our plan gets us back to prosperity in 2027, generating the returns necessary to offset cost headwinds, which are largely from normal inflation, particularly labor rates. It’s important to note, our plan is conservative with our fuel assumptions and as we updated with our 8-K this morning, we are estimating $2.60 to $2.70 per gallon range for this year based on market prices as of September 20. We carried this price out on a flat curve through 2027 despite the back redated market.

For 2025, our plan supports ROIC improvement to roughly 5% from core operations with upside to 8% with our fleet strategy opportunities. In 2026, with or without potential fleet strategy tailwinds, we expect to clear our cost of capital. And our 2027 plan supports ROIC from our core business of at least 15%, which is well in excess of our WACC. We also expect to have operating margin expansion every year. These ROIC ranges imply operating margins of 3% to 5% in 2025, 5% to 8% in 2026, and at least 10% margin in 2027.

While we are confident in our plan and encouraged by recent trends, we know we have work to do and are committed to earn our right to grow with growth plans of 1% to 2% year-over-year over the next 3 years. Our long-term objective is to grow capacity at a rate that supports the industry-leading margins we aspire to and healthy returns on invested capital. The plan we’ve shared with you today supports double-digit margins in 2027.

Our plan supports solid, positive free cash flows. In 2026, it reaches our target in excess of $1 billion in 2027, even without potential fleet strategy tailwinds. Over the cycles, we have always aimed to hit at least 200 to 300 basis points above WACC, but we are resetting our long-term target to achieve a robust 15% or greater after-tax ROIC, which our plan supports beginning in 2027. And our plan maintains our investment-grade balance sheet with a targeted leverage in the low to mid-30% range in 2027.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	18

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

So in summary, we have a great plan. It builds upon our strong foundation and preserves our industry-leading balance sheet. The transformative initiatives we’ve taken you through today paved the way for sustainable profitability and healthy margins. As we have worked to execute our plan, we have idiosyncratic opportunities with our fleet strategy to unlock substantial value that will provide a nice bridge until our tactical and strategic initiatives hit their run rates, providing a clear path to achieve our 2027 financial targets, including our North Star target of at least 15% return on invested capital.

And with that, I’m going to turn it back over to you, Bob. Thank you.

Robert E. Jordan

President, CEO & Vice Chairman of the Board

Well, I just want to say thanks to Julia, Andrew, Tammy, Ryan. Just a lot of work, of course, to prepare for the day. So thanks. And I promise you my wrap-up is going to be quick, and then we will get you to some good old Texas barbecue. But thanks to everybody.

What we’ve shared with you today, I hope you can understand why we are so excited about the future of Southwest Airlines and our plan. We’ve laid out a plan that is built on the values and the principles that generated years of financial success and shareholder returns, that garnered admiration, loyalty and love for so many years. The plan is transformative, and it’s comprehensive with a focus on both tactical and strategic work. The plan is deliberate, and as you heard, it is very research and data based.

In response to our research, we have developed a plan that will monetize our customer value proposition, providing premium and assigned seating while continuing to have customer-friendly policies, drive efficiency and manage unit cost pressures, which include things like the turn and redeyes, initiatives that will cover any additional capacity that we have until we cover our cost of capital. Work our capital allocation, including monetizing our incredible order book with Boeing and the value that is trapped there. And the plan supports a very strong financial result and shareholder returns, including delivering on our North Star of ROIC well above WACC, greater than or equal to 15% in 2027.

And what’s more exciting is that there are so many more opportunities beyond this plan for Southwest, things like growth opportunities in international flying. But that’s on hold until we earn our cost of capital. But this is just the beginning of our plan to create Southwest. Even Better.

And speaking of earning our cost of capital, our focus is now fully on executing and delivering on this plan. You have my commitment to lead the team and the organization with passion intentionally with urgency until we deliver for our customers, for our employees and for you, our shareholders.

But before we — before I close, I want to offer a few words about Elliott. As you likely saw earlier this week, Elliott issued a press release informing shareholders of its intent to call a special meeting. We do not believe that a proxy fight is in the best interest of the company, and we remain willing to work with Elliott on a cooperative approach. We have demonstrated that willingness time and again through our attempts at engagement. But time and again, Elliott has demonstrated little or no interest in collaborating with Southwest on how to deliver more shareholder value, focusing instead, as evidenced by their most recent letter and recent action, on tactics and on gamesmanship.

I hope you can tell that the plan that we presented today is intentional. It’s detailed. It’s well constructed. It’s integrated. And it has been in the plan and in the works including execution for a long period of time. For Elliott to call that plan rushed and haphazard, in my opinion, is inane. We refuse to let anything distract us from running a safe and reliable operation, and I refuse to let Elliott distract from executing our plan, which I believe will create substantial value for Southwest and our shareholders.

We are very excited about the path forward and look forward to providing you regular updates on our progress, and we will measure ourselves against the targets we presented. And that is all I’ve got to say today about that and about Elliott.

So with that out of the way, we’ll focus on our Q&A session here after lunch on questions related to the business and the exciting plan that we have just shared with you. This is my plan. This is my vision for a new Southwest. We have the right plan. We have the right team, and all of our efforts continue to be focused on transforming Southwest Airlines to create significant long-term value for our shareholders and to be your Southwest. Even Better.

And with that, I will turn it back over to Julia. Thank you, Julia.

Julia Landrum

Vice President of Investor Relations

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	19

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Okay. We are now going to take a break before the Q&A panel. Lunch is available next door. As Bob mentioned, by popular demand, it is Texas barbecue. So you can just exit, turn left, and you’ll see the food, and you can bring it back in here to eat. And then we’ll return at about 11:50 to start the Q&A portion.

[Break]

[Presentation]

Julia Landrum

Vice President of Investor Relations

Okay. How was lunch? Good? Okay. Awesome.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	20

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Question and Answer

Julia Landrum

Vice President of Investor Relations

All right. Well, we’re now ready to begin our Q&A panel. If you have a question, I’m going to ask you to raise your hand. We have helpers with microphones throughout the room. When they get to you, if you can state your name and the firm you’re with for those who aren’t in the room. I’m just going to ask you to stick to one question, please, so that we can get to many people as possible. And then I will let us know when we have time for one last question. Yes, let’s get started.

Scott H. Group

Wolfe Research, LLC

It’s Scott Group from Wolfe. So Tammy, you had a slide saying that $3 billion of the $4 billion of profit is coming from revenue. Earlier, you guys only quantified $1.5 billion of revenue initiatives. So can you just help us think about what that remaining $1.5 billion is? And then how much of the $4 billion is from fleet strategy? And just walk us through how that flows through that P&L.

Tammy Romo

Executive VP & CFO

Yes. I’d be happy to, Scott. So yes, as we shared, our initiatives ramp up to $4 billion. We shared a lot of information actually on that slide. The majority of our initiatives are revenue driven. And as we shared, 2/3 of that is next year and 3/4 of that in the following 2 years. So the majority of the revenue initiatives, of course, would be from assigned seating and our premium product, as Ryan took you through, as well as other ancillary-type revenues such as Getaways, partnerships, things like that. So from there, we — I shared with you our major — our new cost initiatives, and that ramps up to $500 million, and then the majority of the rest of that value would be from our fleet strategy.

Scott H. Group

Wolfe Research, LLC

[indiscernible]

Tammy Romo

Executive VP & CFO

We haven’t broken that down for you, but the majority, again, of the revenue piece is going to be from our from premium and assigned seating. And then the other information I would share just if you think about how our initiatives roll out, our next year, the value is going to be largely driven by our tactical initiatives, as Andrew talked a lot about, revenue management. So the bulk of that would be driven by more tactical initiatives such as our network optimization, increased channels for distribution. So that really comes on in 2025, and then it really flips to more of our strategic initiatives and it builds.

Robert E. Jordan

President, CEO & Vice Chairman of the Board

Yes, just to be — and Ryan could talk further — be real specific, we are trying to be — you got the $1.5 billion from the assigned seating and the buy up and all that there. And then you’ve got revenue, which we’ve not given you detail around the Getaways program. Obviously, that’s a contributor. And then partnerships. And then really the remainder is the tactical improvement through the network actions. It’s the RM actions. Andrew could talk further about that, and we’ve not been specific, but it’s really the base business improvement.

Duane Thomas Pfennigwerth

Evercore ISI Institutional Equities, Research Division

Duane Pfennigwerth, Evercore. Just on free cash flow, if we just get out to that 2027 number and look at the earnings improvement that you’re modeling and assume a same level of CapEx, it seems like free cash flow would build to something much more significant than $1 billion. So can you just help us understand the $1 billion in free cash flow and maybe on a 2027 level, the building blocks to that?

Tammy Romo

Executive VP & CFO

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	21

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Yes. So our plan has us free cash flow positive starting in 2026, and we build to the $1 billion plus by 2027, and that’s with or without our fleet initiatives. But the main drivers really is the ramp-up in our initiatives, which we just took you through. And then the other primary driver is from our fleet strategy.

So we — as I shared, we are expecting our aircraft CapEx to be an average of $500 million for the next 3 years, and so that significant reduction in CapEx is also a driver. And again, the number we gave you there is an average. So it’s the combination of the improvement in the base business as that ramps up, combined with the value that we intend to unlock with our fleet strategy through our monetization of our order book.

And it’s not just our order book but aircraft in our fleet that we intend to monetize. As we’ve moderated our growth plans, we have excess aircraft. So we will — and just to give you an example, we have RFPs out just as one example for sale and sale leasebacks of our -800 fleet. So that is a way that we’ll be able to manage our CapEx, and that will be reflected as a reduction in our gross CapEx, which will help drive those free cash flow benefits.

David Scott Vernon

Sanford C. Bernstein & Co., LLC., Research Division

David Vernon from Bernstein. Thanks for hosting this event. So if we think about that $3 billion of incremental revenue by 2027, can you talk at all about what the baseline assumption for TRASM is in there? Obviously, the 1% to 2% capacity, and then you get up to $3 billion. What are you assuming the overall market does underneath that?

And then Ryan, it sounds like you did a lot of work on reasons not to charge for bags. I’m wondering if that work also included maybe taking away free bags from just the Wanna Get Away fare or a segment of the cabin to maybe helped force buy-ups at a little bit of a higher degree.

Robert E. Jordan

President, CEO & Vice Chairman of the Board

Yes. And Andrew can go into this in a lot more detail. The baseline RASM assumptions really are the typical sort of just normal GDP growth, how does that find its way into air travel and normal distribution, and the correlation between the 2. So as I mentioned, tailwinds from a more constructive backdrop whether that’s travel-related, it’s constraint-related, it is current trend-related. None of those things are run through the assumptions around the base business improvement in the revenue plan.

Andrew M. Watterson

Chief Operating Officer

Yes, I think you clearly have, as was implied in one of the charts, the load factor reverting back to its normal, the kind of volume initiatives we have in the short term pay off, and then the yield improvements gets you up to a base business improvement on top of which the initiatives add. So that’s the part that’s kind of missing that we’re not explicitly answering right now.

Tammy Romo

Executive VP & CFO

But on the RASM side, when building the plan, we assumed just netting — just bringing all that together, a conservative flat RASM before initiatives.

Ryan C. Green

Executive Vice President of Commercial Transformation

And just to answer your question on the bags research. So we tested multiple different scenarios. One of the ones, which I think is the question that you’re asking and is actually reflected in the slide, that scenario, we included 0 bags in the Wanna Get Away fare.

So you would — we also tested scenarios where we included 1 bag in the Wanna Get Away fare or no bags, but you get it with — as a status member or part of your credit card benefits. All of those scenarios were value destructive. The one included in the presentation there is 0 included with Wanna Get Away, so it’s most like another carrier’s Wanna Get Away — or excuse me, another carrier’s basic economy fare, and that resulted in $300 million loss in revenue because the defection rate.

And it doesn’t have to be a customer giving all of their business to another competitor. They can reduce the amount of trips that they fly on Southwest, and that’s what resulted in the share loss that overwhelmed the increase in bag revenue.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	22

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Andrew M. Watterson

Chief Operating Officer

I think what Ryan outlined too wasn’t in the slide, but he was in his narrative that Wanna Get Away does not come with seat assignment at booking. It will be assigned for you prior to departure. And then Wanna Get Away Plus comes with seat assignment at app booking. That’s the — not taking anything away from a customer, but that’s a material difference. And we would expect that to drive significant buy up.

Ryan C. Green

Executive Vice President of Commercial Transformation

And that attribute, the ability to select your seat at booking, does drive buy-up behavior.

Brandon Robert Oglenski

Barclays Bank PLC, Research Division

Brandon Oglenski from Barclays. And thank you guys for hosting. Obviously a lot to digest here. But I think if we look back on Southwest, I mean, obviously, you guys were the industry innovator and had the spirit to lead the industry. But it just feels like maybe in the last decade, you’ve been outmaneuvered by folks like Delta and United.

And the industry has really moved to decommoditizing the seat, decommoditizing the ticket and the fare. So I guess 2 parts of my question here. First off, how much has basic economy affected your head-to-head competition with network competitors? And this has driven a revenue gap to what you’re generating per passenger versus theirs, we estimate it at like $65.

Isn’t this partly because at Wanna Get Away, you get effectively everything for free that you have to pay up for on the competition? So how do you close that revenue gap without really taking away things or adding bag fees? I mean why not just introduce a really Wanna Get Away fare?

And then point number two, isn’t this really exemplified by cutting capacity in places like Atlanta, Chicago O’Hare, Houston Intercontinental, where you’re going head-to-head with these competitors?

Robert E. Jordan

President, CEO & Vice Chairman of the Board

Yes. It’s a lot of your questions there. So the — we have — there’s been significant implementation over the past decade. Obviously, you had the interruption of the pandemic, but new reservation systems, completely new maintenance systems. So I could go on and on, but there has been a lot. I think — and we could spend a long time talking about the timing of decisions, and it’s always easy to look backward.

I think we’re really going from where we are. Customers preferences changed significantly coming out of the pandemic, whether that’s time of day, day of week, the way you travel, the preference for the type of seat and the things that you’re seeing on our new products, and we are completely focused on the plan and executing the plan. And the team here has done an incredible amount of execution over their careers that we can talk about because I have an absolute belief in our ability to execute the plan that we laid out for you today.

On the products, what you’re seeing, and these folks can talk about it a lot more, of course, we’re actually seeing a rebundling. So carriers are moving away from unbundling products and rebundling. You’re seeing that with Frontier, with Spirit and with others, and Andrew can talk about this, but the actual number of seats that are sold in, in basic economy are actually relatively small. And we don’t see a significant competitive impact at all from competitors’ basic economy seats.

And again, the — on the Bags Fly Free side, it’s a significant driver of why customers come to Southwest. It’s fare, it’s schedule, and then it’s the policy. And it’s a huge halo in terms of the value that customers perceive in terms of what they receive from Southwest and why they choose Southwest Airlines. And the financial study just wasn’t compelling.

So you’re trying to — in my mind, it would be — it would have to be overwhelmingly compelling given that it’s very clear that consumers attach a ton of value to the Bags Fly Free policy, which I’m very proud of. It’s also a moat for us because we’re unique in the industry in terms of what we offer. So if that’s valuable to you, there is no place to go but Southwest Airlines.

And then last, one of the things that comes up as a very simplistic argument is, well, Southwest, if you charge for bags, well, where are they going to go? Especially in markets where we’re strong, and we haven’t gotten into the detail, but the analysis took markets where Southwest is strong, and there aren’t many choices and significantly [ haircut ] that result to take into account the — what are the alternatives.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	23

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

But at the end of the day, the customer preference for Bags Fly Free and the value they attribute to that was overwhelmingly positive. And the awareness, 97% awareness, of our policy is simply incredible. And so there’s just significantly high risk to changing that policy at this point.

Andrew M. Watterson

Chief Operating Officer

I’d say basic economy is — it generates lots of talk. There’s one thing that as we observe it that we think has led to some good outcomes. It wasn’t the initial intent from what the others have articulated. It’s the buy-up. And so creating buy-up opportunities was originally rolled out as a way to segment demand, and they were very explicit about that, which means they could raise fares in corporate channels and not require us to match, so to speak.

And so the idea that you could scare people into buying up did prove a source of buy-up revenue. And once again, if you listen closely to what Ryan said, we have a driver that is not for buy-up. We have a driver for buy-up that is substantial and is not about scaring people away but more along our way. So we will then now participate in that buy-up revenue.

Otherwise, basic economy is used less against us. If you were able to go into the pricing systems to look in detail, you would see that other airlines tend to use it less against us than they do elsewhere, put caps on it. The number of fare classes they use for basic economy has gone down. And so it’s generally something that’s used less against us.

You see other airlines are rebundling. They’re adding back together. So you don’t rebundle if unbundling is working. And so rebundling gives you an idea that, that necessarily is not the way to drive customer adoption. So these fares are honestly lower than ours. And so the idea that it hurts us, we just don’t see it.

Now we did make changes you alluded to, start with Atlanta. Atlanta is something we acquired with AirTran. When we bought AirTran, it was a huge money loser. Atlanta was for AirTran, and we restructured it to make it profitable pre-pandemic. There are places in our network, if you look kind of pre, post-pandemic, that have not fully recovered, and we don’t see pathways for them to fully recover.

And so we can only spend so much time investing resources to try to get them there. In Atlanta, we could not see a pathway to get it back to profitability at a large size. It’ll be about 60 departures. It’s still big cities, it’s still a big operation, and we see if we can be nicely profitable in Atlanta with 60 departures. We’ll probably still be maybe the second biggest airline in Atlanta. It’s not like we’re running away from it.

We’re growing in Phoenix. We’re growing in — we’ve been growing in Denver. So the competitor doesn’t necessarily prejudge how successful we are as a dynamic of that market. And we find that we can prosper many markets where we have ULCCs, we have legacies, we have LCCs.

Conor T. Cunningham

Melius Research LLC

Conor Cunningham at Melius. Ryan, appreciate the day. You gave a lot of — you just spoke a lot about basic economy. You showed a bunch of slides of your competitive advantage there.

I don’t — today is more about Southwest taking a step forward into premium and so on and so forth. I don’t necessarily see the product differentiation on the premium side, we’re going to go see the plane soon. But when I think about Delta and United, you get free WiFi, you get in-flight entertainment, you get all this other stuff.

So if you could just talk about your competitive moat on the premium side, that would be helpful. And then maybe if you could talk a little bit about just like who are these people? Are they people that already fly you? Are you thinking about market share gains? Can you just talk about that dynamic?

Robert E. Jordan

President, CEO & Vice Chairman of the Board

Sure. And I might start with, just before we get into some of the detail, the way I think about the vision that we’ve laid out is we stay consistent and — with the things that Southwest is known for. Terrific policies, terrific discipline, low cost, terrific balance sheet, all those things, but adapting to the things that we know our customers want.

The whole point is to adapt and offer them a way to give not only a greater share of their wallet to Southwest Airlines, you can’t be all things to all people, but a greater share of wallet, and then offer them more things to buy from Southwest Airlines like the Getaways.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	24

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

And then really to use the — what are becoming ubiquitous currencies that we have, Rapid Rewards points, across anything we can sell you. And then with the credits that never expire, which will apply to the Getaways as well, a way to give you a very flexible vacation Getaways product.

And then that credit, if you were to cancel it and have a credit, that credit is fungible to the airline and vice versa. So to really give you, a customer, a way to meet their needs, greater share of wallet and then sell them other things and use the currencies that we have.

On the efficiency side, we’re known for efficiency, low cost and the ability to drive all of our growth across 3 years without any CapEx, get more out of our aircraft, ultimately more out of our people and more out of the — and drive down corporate overhead is another tremendous value. And so a lot of this is both the transformation is not trying to become all things to all people, it’s the next step for Southwest Airlines. And that’s the way I view the customer enhancements.

You’ll see the product. The product is absolutely terrific. But we’re not trying to put first class, that kind of thing. And when you do the analysis, we’re aiming for the best revenue per square foot in the industry, and the analysis showed that what we have set up beats first class on that basis. It beats the European-style blocked middle seat, and a combination of the lowest cost and the best revenue per square foot is going to win, and it’s going to produce industry-leading margins.

Ryan C. Green

Executive Vice President of Commercial Transformation

Yes. And Conor, I’ll just double-click in there. When you look at the slide where we laid out the $1.5 billion in EBIT in 2027, you’ll see that there’s about half of that revenue upside comes from fare and half comes from ancillary purchases. There’s nothing in the business case that we gave you today that assumes any market share shift from us stealing other airlines customers.

Should that happen, there’s clearly more appeal for our product in an assigned seating world than in a world where we offer some form of premium seating, and if that shows up in higher yield and either more demand and higher yield or increased load factor, that would be upside to what we presented here today.

So this is about selling our customers something that they value. and getting more revenue per passenger with our existing customer base. So we’re not assuming another point of load factor here. We’re not assuming a yield improvement outside of the buy-up between fares, the fare bundles. It’s — this is really about further monetizing our product and our customer base.

And we’re not — the other thing is — I’ll just echo what Bob said. We’re not trying to build a moat around premium. That’s not who Southwest Airlines is. There is a premium option for people who want a more elevated experience, more legroom. But we’re also going to sell seats, the ability to pick a seat in the front of the cabin as an example. So it’s — there is further monetization of the product outside of just the extended legroom seat. There’s also fees that come along with the seats as well.

Andrew M. Watterson

Chief Operating Officer

I’d say, Ryan, you’ve done a good job with creating those multiple buy-ups. So if you — once again, think about Wanna Get Away, Wanna Get Away Plus. When you see the aircraft, think about what’s being sold. There’s 2 sections of extended legroom. There’s a section of regular economy, but upfront preferred.

So there are 3 zones, so to speak, in there that create 3 distinct buy-up options for customers, whether you choose it, do it as an add-on or is a fare product. So it really is, I think, a substantial opportunity for buy-up here from existing customers.

Jamie Nathaniel Baker

JPMorgan Chase & Co, Research Division

Jamie Baker with JPMorgan. So Tammy, just a clarification on the RFP that you have out on the 737-800s, that’s the entire -800 fleet?

Tammy Romo

Executive VP & CFO

No, no. It’s — we have RFPs totaling, currently — we have 65, 66 RFPs out, and those are for a combination of sale leasebacks and sales of our -800 as part of our fleet modernization efforts.

Jamie Nathaniel Baker

JPMorgan Chase & Co, Research Division

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	25

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Okay. All right. And then, Ryan, just continuing on with the buy-up, and I don’t know if there’s a way to translate this, but we have disclosures from some of your competitors as to what the yield premium works out to for somebody that pays for extra legroom. You’re modeling for half of your customers to buy up in a bundle, the other half to treat it as ancillary. Is there any way to kind of back into what you think the yield premium would translate into for somebody that just wants the extra legroom?

Ryan C. Green

Executive Vice President of Commercial Transformation

Yes. I think I would just answer the question this way. When I said half and half, if you take the revenue, the incremental revenue that we’re going to get, the modeling that we’ve done and the research would suggest we’ll get about half of that revenue from customers buying a higher fare bundle and about half buying it as an ancillary.

So I think you can take that, the number of seats that we are — have onboard the aircraft, and as Andrew mentioned, it’s more than just the extended legroom sections. There’s a section in the cabin of standard coach or standard pitch seats that we’ll also be monetizing as well. And we plan to charge — it’s pretty — we plan to be competitive in that regard.

What other airlines offer, that’s — it generally varies by length of haul. Short-haul markets, there’s going to be less demand for these things, long-haul markets, there will be more demand. So I’m sure you can take all of that and back into what the yield increase would be. That’s not something we’re planning to share here today.

Savanthi Nipunika Prelis-Syth

Raymond James & Associates, Inc., Research Division

Savi Syth from Raymond James. Just another question on the kind of premium product here. If I look at the percentage of your aircraft that you’re selling in premium or having the premium seats, it seems much higher than the extra legroom seat percentages you get at other airlines. Maybe when you add first class, then it kind of comes closer to that level.

So just kind of curious what made you come up with that mix and how you’re thinking about allocating it between your A-Listers and things like that. And just along that line, with the FAA portion, just how much risk is there on that? Because I know one of your competitors waited, I think, 9 months longer than anticipated to get a new seat configuration approved by the FAA. So wondering what the risk there and the time line is?

Ryan C. Green

Executive Vice President of Commercial Transformation

Yes. Well, if — so let me take the FAA question first. I think if you’re — certification time lines can take longer, if we’re talking about different seats. We’re talking about certification of a different layout of our existing seats. We’ve had conversations with our CMO, initially briefed them on our plan, and I think that we’re all comfortable with the retrofit plan as it sits today.

We’ve — we’ll be doing it with a mix of internal and external labor. We’ve secured the MRO capacity. So we’re feeling good about the retrofit plan. As it relates to how did we come up with the mix of seats, I would put it in the same ballpark as some of our competitors. I think they’re probably adding in. Their upfront sections does give them an opportunity to monetize those seats. We’ll monetize our product through the extended legroom section.

On our larger aircraft, we didn’t have to give up any seats. And so there’s an opportunity to — if you were to leave some of those rows at 32 and not inch pitch and not add them as extended legroom and therefore, the ability to monetize it, you’d just be leaving money on the table.

There’s high demand flights and there’s low demand flights, and the trick was to get the mix right and not have so many that it becomes too much of a surprise and delight A-List, A-List Preferred customers. But you really want to make the money on those high-demand flights, and having more seats, as many of those premium seats that you can monetize, the better.

So it was a — how do you — back to Bob’s point about maximizing revenue per square foot in the cabin, we didn’t have to give away any seats on those large aircraft. So then it was about giving ourselves the best chance to make as much money through monetizing those seats.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	26

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Robert E. Jordan

President, CEO & Vice Chairman of the Board

And Ryan, I think this whole thing, assigned seating and premium, was analyzing a very data-driven, very complex manner. And we did the same thing with the analysis of Bags Fly Free. So in addition to helping you understand the desire for assigned seat, the desire for extra legroom or premium, it helped get at the level of desire, which obviously point to what you feel like you can sell at what price, and then you have to add back in what we think will be included in the products and tier and all that. But inherent in the analysis was an estimation of the desire that we could sell. And so that drove the — obviously, a piece of the design as well.

Ryan C. Green

Executive Vice President of Commercial Transformation

And just real quick, I’ll just touch real quick on the taking the row out of the 700s. We could not — it’s also important to us that we have a reasonable standard pitch for the rest of the cabin. We didn’t want to go down to a 28-inch pitch like some of our ULCC competitors. So we had to take out a row to make that happen, but in essence, what you get is you give up 6 seats that you have to — that we would sell on flights that have a 96% load factor or higher, but you gain 40 extended legroom seats for giving up those 6 when you spread it out. And so it just gives us more opportunity to monetize and it just — it was a no-brainer to do that on the 700 fleet.

Thomas John Fitzgerald

TD Cowen, Research Division

Tom Fitzgerald from TD Cowen. Thanks so much time. Thinking about the fleet, what type of sale leaseback gain — or sorry, gain on sale margin, are you assuming on the sales? And then can you give us any color on the mix of sale leasebacks versus outright sales?

Tammy Romo

Executive VP & CFO

Yes. I’ll try to help you. Part of that equation would be sharing our pricing, which is confidential. So that’s a piece of the equation that we can’t share with you. But I guess suffice it to say, I think the — as you’re thinking about how to incorporate this into your models, I guess, number one, the secondary market is very favorable as we sit here today.

Obviously, there are constraints with Boeing in — as a result of the geared turbofan issues, so it’s a favorable market. And as we’ve stated, we have an attractive order book, but it’s also the value of our existing fleet that’s embedded in the net book value. So bringing all that together, we shared that we are — what’s in our plan for CapEx, that $500 million that I shared with you on the chart, that is a net CapEx number. So hopefully, that helps you out.

Catherine Maureen O’Brien

Goldman Sachs Group, Inc., Research Division

Catie O’Brien over here with Goldman Sachs. Actually, another follow-up on the fleet plan, just given some of the variability around what that will mean for ROIC, to what extent are you able to execute on that. So understanding now it’s a net number, so does that also include the ongoing discussions with Boeing, being able to smooth out some of that CapEx over the next couple of years? So I guess that’s number one.

And what’s the confidence level there? And then just given, as you know, we’re in a pretty favorable market for selling the type of assets that you own, would we expect to see you try to move on that pretty quickly while the market is as strong as it is? Just trying to get a sense of maybe the timing and your confidence in execution, just given you’ve given us some ranges there.

Tammy Romo

Executive VP & CFO

Yes. No, absolutely. The first part of your question is we believe we have a lot of opportunity as evidenced by the RFPs. So first of all, we are looking to retire our entire NG fleet. As I mentioned, that’s 571 aircraft. That’s through the end of our order book, which is 2031. So we are trying to balance all of that. Obviously, we want to meet our network needs, but we do have excess aircraft.

So we are current — we currently have RFPs out in the market. It is a competitive market, so we are certainly testing that and have early indications. And to your point, it is a very competitive time because of the constraints in the secondary market. So that’s all favorable in terms of our ability to be able to execute and actually begin executing here soon on the strategy. So we are very focused, and so you’ll just have to stay tuned. And obviously, we’ll keep you updated on that.

And with respect to your question on Boeing. Again, our agreement with Boeing is confidential. But obviously, we continue to have delays and discussions are — I guess, it’s fair to say, have been ongoing for quite some time with Boeing. But it’s — all of that is — has been captured in the CapEx guidance that we’ve given you here today for 2025 — this year, ‘25, ‘26 and ‘27.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	27

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Robert E. Jordan

President, CEO & Vice Chairman of the Board

And just to add, I know this is very simplistic because the transactions are complex and the strategy is complex, but the goal, in my mind, is simple, which is we have an order book of nearly 700 aircraft that are obviously attractively priced at Boeing, both because of just our pricing and because of the — as we discussed, the credits when there are past issues that are layered on top of those deliveries, and our plan is to take every single one of those, number one.

Not necessarily to Southwest. We don’t need them for growth or fully for retirement to extract the value embedded in every single one of those deliveries, to have a generational modernization of the fleet and to get to 2031 with an all MAX fleet that has a 5-year average age, which then sets you up for a decade in the 2030s where you have a lot of choices about very low aircraft CapEx because there are very few required replacements when you’re at an average fleet age of 5 years. So those are the goals.

Michael John Linenberg

Deutsche Bank AG, Research Division

No, thanks. And thanks for the presentation. So I can see a lot of effort, work and effort, went into it, so really appreciative of being here today. I want to really talk about overstaffing. I think it’s an industry-wide issue right now, not maybe for the smallest carriers, but it does seem like that there was a lot of hiring and now it does feel like that airlines have maybe more people than they need.

When I look at Southwest earlier this year, you’re growing double-digit capacity growth, and in the fourth quarter, we’re going to see you contract 3%, 4%. It does feel like it may be more of an acute issue for you for the next — I don’t know if it’s the next year or 2. And so as I think out to ‘25 and ‘26, how is that going to impact your unit costs? And the overstaffing, is that a couple margin point headwind for the next couple of years, a couple of points of CASM-X? And when do you actually see that start to really calm down a bit?

Robert E. Jordan

President, CEO & Vice Chairman of the Board

Yes. And I’ll start, maybe Tammy or even Andrew finish. The — yes, we are overstaffed in different areas, particularly operationally because we were aiming at planned Boeing deliveries, which were close — for 2024, close to 80 as we began the year. We’re going to — currently, we expect to take — we planned to 20, which I’m glad we did. We planned for a strike, which I’m glad that we did because we’re going to end up — it looks like right at that 20 number.

But yes, we are overstaffed. The good thing is the folks at the table, our operators in particular, have done a fantastic job working with our unions and putting into place leave options for our employees, and — down to an hour at a time, a day at a time, a month at a time, because there’s a lot of desire, and I’m talking not — other than our pilots right now, there’s a lot of desire for that flexibility and that time off.

And that — those programs are effectively mitigating all of the overstaffing, with the exception of the pilots. So think of that as about 1,800 people. And in addition to the 2,000 that we’ll end this year lower, you’ve got another 1,800 or so that are on these leaves. They show up as an FTE in the financials, but you got 1,800 of those FTEs that really would — they’re not really FTEs because they’re not working. They’re taking leave programs.

So in my mind, that overstaffing is mitigated, with the exception of our pilots. And Andrew, you can talk about our pilots. So that’s really the area we’re focused on. They’re not able — we’re not able to manage through those leave programs because we just don’t have those in place, and it’s really only acute in the months where we have low activity like in January. And so that’s where we’re focused.

Andrew M. Watterson

Chief Operating Officer

Yes. I’d also say to that, so if you do a pre- to post-pandemic, you think about this efficiency or productivity, some of these work groups that are not as productive, as efficient yet as they were pre-pandemic. So we do have actions there through our efficiency and productivity work to get them back. So at today’s productivity level, overstaffing is what’s above that.

And so that’s what Bob’s talking about below that. And between now and pre-pandemic, there’s some loss of efficiency or productivity that we’re also working out to get down. Those also then, the check’s cash, so to speak, by the same kind of time off without pay, but at the margin, people have a strong desire to take time off without pay.

The benefit, though, operationally, is in the peaks when there’s bad weather or time of year, then we are properly staffed. It also prevents — it lowers our training cost because you don’t have ups and downs of training bubbles throughout the year if you try to float your FTEs with the seasonality of activity.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	28

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

And so there are some benefits here, but it does require us to be on top of offering this opportunity to take time off, and that works for every group except for the pilots. Now starting red eyes next year, which is a bit earlier than we originally planned, if we were talking a year or 2 ago, that allows us, once again, to have additional activity on the same aircraft that then uses those incremental pilots. So it really helps to mitigate the pilot overstaffing by introducing that next year.

Tammy Romo

Executive VP & CFO

Yes. And just to put some numbers real quick, I’ll close it out here. We were about — this is for the — here, for the second half of 2024, we’re about 2,300 overstaffed. Bob mentioned that we’ve mitigated. We probably mitigated about 1,900 of that overstaffing, and we’ve shared previously that the drag to this year is about $120 million.

Sheila Karin Kahyaoglu

Jefferies LLC, Research Division

It’s Sheila Kahyaoglu from Jefferies. The barbecue might help that PRASM calculation over mainline for that, Ryan, for you with the extra legroom. I just think that would be a value add. But in terms of the biggest bucket of your incremental EBIT, the $2 billion is coming from better revenue management.

Can you quantify that at all? Like improving yields as one bucket, the developing markets going from loss-making to potentially breakeven or revenue EBIT generating the partnerships? And then is there any way to give that $2 billion into any sort of bucket?

Tammy Romo

Executive VP & CFO

Yes. So I can give you at least directionally, and your question was mainly for just kind of — just the ramp-up.

Sheila Karin Kahyaoglu

Jefferies LLC, Research Division

[indiscernible]

Tammy Romo

Executive VP & CFO

Yes. So on — and that’s on, I just want to make sure I’m clear, on the strategic — on the $2 billion as we ramp up into next year.

Sheila Karin Kahyaoglu

Jefferies LLC, Research Division

Yes. Through 2027.

Tammy Romo

Executive VP & CFO

Okay. Through 2027.

Sheila Karin Kahyaoglu

Jefferies LLC, Research Division

So is it coming from better yields, route optimization as you’ve changed 65% of the route structure over the last 2 years?

Tammy Romo

Executive VP & CFO

Yes. The tactical — what I’m going to call the tactical, which is the revenue management, the network changes that you alluded to, the benefit from the increase, distribution channels, improvement from GDS, et cetera, that’s going to drive a significant portion in 2025. We haven’t really broken it down by exact initiatives, but the bulk of that again for next year is going to be — the biggest driver is revenue management.

Julia Landrum

Vice President of Investor Relations

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	29

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Okay. That concludes the Q&A panel portion of today’s event. We appreciate everyone taking the time and joining us today to hear about the deliberate actions we are taking to transform Southwest and deliver sustainable shareholder value.

As Bob highlighted, our robust set of tactical and strategic initiatives are grounded in extensive research and data. Openness to innovation and modernization has always been core to who we are at Southwest, and this next phase of evolution is possible because of our strong and enduring foundation. The Southwest business model has stood the test of time, and our work to calibrate and enhance it is ongoing.

And for those of you who are with us in Dallas today, we’re not just going to tell you about Southwest. Even better, we’re going to show you. So with that, we’ll conclude the portion of our event and end the webcast. And thank you again for joining us.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	30

SOUTHWEST AIRLINES CO. ANALYST/INVESTOR DAY SEP 26, 2024

Copyright © 2024 by S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.

These materials have been prepared solely for information purposes based upon information generally available to the public and from sources believed to be reliable. No content (including index data, ratings, credit-related analyses and data, research, model, software or other application or output therefrom) or any part thereof (Content) may be modified, reverse engineered, reproduced or distributed in any form by any means, or stored in a database or retrieval system, without the prior written permission of S&P Global Market Intelligence or its affiliates (collectively, S&P Global). The Content shall not be used for any unlawful or unauthorized purposes. S&P Global and any third-party providers, (collectively S&P Global Parties) do not guarantee the accuracy, completeness, timeliness or availability of the Content. S&P Global Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON “AS IS” BASIS. S&P GLOBAL PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT’S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. In no event shall S&P Global Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the Content even if advised of the possibility of such damages. S&P Global Market Intelligence’s opinions, quotes and credit-related and other analyses are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions, and do not address the suitability of any security. S&P Global Market Intelligence may provide index data. Direct investment in an index is not possible. Exposure to an asset class represented by an index is available through investable instruments based on that index. S&P Global Market Intelligence assumes no obligation to update the Content following publication in any form or format. The Content should not be relied on and is not a substitute for the skill, judgment and experience of the user, its management, employees, advisors and/or clients when making investment and other business decisions. S&P Global Market Intelligence does not act as a fiduciary or an investment advisor except where registered as such. S&P Global keeps certain activities of its divisions separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain divisions of S&P Global may have information that is not available to other S&P Global divisions. S&P Global has established policies and procedures to maintain the confidentiality of certain nonpublic information received in connection with each analytical process.

S&P Global may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P Global reserves the right to disseminate its opinions and analyses. S&P Global’s public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P Global publications and third-party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.

© 2024 S&P Global Market Intelligence.

Copyright © 2024 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence	31